Exhibit 10.1

AMENDMENT TO THE MANAGEMENT AGREEMENT

THIS AMENDMENT TO THE MANAGEMENT AGREEMENT (this “Amendment”), is made this 3rd day of August 2016, by and between Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Company”), and Western Asset Management Company, a California corporation (the ‘‘Manager”), on the terms and conditions set forth below.

WITNESSETH:

WHEREAS, the Company and the Manager are parties to that certain Management Agreement, dated as of May 9, 2012 (the “Management Agreement”), pursuant to which the Company retained the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth therein; and

WHEREAS, the Company and the Manager desire to amend Management Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.              Definitions.  The definition of “Equity” set forth in Section 1(a) of the Management Agreement is hereby amended and restated, in its entirety, as follows:

“‘Equity’ means (a) the sum of (1) the net proceeds from any issuances of the Company’s equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings calculated in accordance with GAAP at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company has paid to repurchase Common Stock since inception.  Equity excludes (1) any unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above in each case, after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.  Notwithstanding the foregoing, for all fiscal quarters beginning on and following January 1, 2016, Equity shall be reduced by the amount of any other-than-temporary-impairment recognized by the Company during such fiscal quarter.”

Section 2.              Miscellaneous.

(a)           Limited Effect of Amendment.  All other terms and provisions of the Management Agreement shall remain in full force and effect, except as modified hereby.

(b)           Counterparts.  This Amendment may be executed by the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment on the day and year first above written.

Western Asset Mortgage Capital Corporation

By:	/s/ Lisa Meyer
Name: Lisa Meyer
Title: Chief Financial Officer and Treasurer

Western Asset Management Company

By:	/s/ Charles A. Ruys de Perez
Name: Charles A. Ruys de Perez
Title: General Counsel and Secretary

[Signature Page to Amendment to the Management Agreement]